Exhibit 10.1
AGREEMENT OF SALE AND PURCHASE
     THIS AGREEMENT OF SALE AND PURCHASE (The “Agreement”) is made as of this 1st day of October, 2007 by and between Stockman’s Casino, a Nevada corporation (“Seller”) and Dhillon Hospitality Management Inc. of 3309 Vancouver Drive, Modesto, California 95355, or its assigns (“Purchaser”). In consideration of the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
I.
SALE AND PURCHASE PROPERTY
     1.01 Sale and purchase. Subject to the terms and provisions of this agreement, Seller agrees to convey unto Purchaser, and Purchaser agrees to purchase from Seller, all of the following property:
A.	That certain tact or parcel of land (the “Land”) located at 55 Commercial Way, Fallon, NV 89406, more particularly described as Parcel 3 of the Parcel Map for James R. Peters, as trustee under the James R. Peters Family Trust Agreement recorded March 1, 2005, under Document No. 368694, Official Records, Churchill County, Nevada. Also known as Assessor Parcel No. 001-231-73 together with (i) all right, title and interest, if any, of Seller in and to the land subject to any rights, easements, encroachments or other matters of record or as revealed in a survey of the parcel, and (ii) all of the rights and appurtenances belonging or in any way pertaining to the Land. The Land and all building, fixtures, structures, and improvements thereon and all appurtenances thereto described in this Section 1.01(a) are hereinafter collectively called the “Real Property”;
B.	All personal property owned by Seller situated on or used in connection with the operation of the Holiday Inn Express on the Real Property, including, without limitation, all fixtures, machinery, air conditioning and heating equipment, supplies, replacement parts, floor coverings, wall coverings, drapes, blinds, partitions, fire prevention and extinguishing apparatus, security systems, plants, furniture and all building materials owned by Seller for use of the Holiday Inn Express on the Real Property, together with all supplies, food stuffs, beverages and inventory on hand including stationary, guest folios, registration cards, linens and similar supplies two and half time turn over, all of which shall hereinafter be referred to collectively as the “Personal Property”, but not including any Personal Property used in or for the operation of Stockman’s Casino.
C.	All of Seller’s right, title and interest in an to all leases, and telephone numbers which are exclusively assigned to or used by the HIE assigned to Seller in connection with the Real Property and hotel operations, service contracts, warranties, licenses, permits, and all other intangible rights which are owned by the seller and are related to the Real Property and the Personal Property, but subject to and conditioned upon the Joint Marketing Agreement referred to herein and the parties acknowledge that there are no ground leases related to the HIE; and
D.	All other rights, privileges, and appurtenances owned by Seller, reversionary or otherwise and in any way related to the properties described in this Article I.
     The Real Property, the Personal Property, and the aforesaid other rights, agreements, contracts, licenses, permits and interests described in this Article I hereafter sometimes referred to collectively as the “Project.”
II.
CONSIDERATION
     2.01 Purchase Price. The total purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the sale and conveyance of the Project shall be Seven Million, Two Hundred Thousand Dollars ($7,200,000), payable in cash at the Closing.
     2.02 Earnest Money. Purchaser has deposited with Stewart Title of Northern Nevada located at 5355 Kietzke Lane in, Reno, Nevada (“Title Company”) in immediately available funds the amount of $75,000 the (“Earnest Money”). The Earnest Money shall be placed in a non-interest bearing account. In the event that this Agreement is terminated prior to consummation of the purchase and sale of the Project in accordance with this Agreement, then the Earnest Money shall be delivered as provided herein. In the event that this Agreement is not terminated at or prior to the expiration of the Review Period, the Earnest Money deposit shall be non-refundable.
     2.03 PIP Expense. Buyer understands that IHG has issued a Property Improvement Plan (“PIP”) which requires remodeling, upgrading and refurbishing the Hotel. Buyer agrees to assume all liability and responsibility for the PIP improvements and shall indemnify and hold harmless Seller from any claim or demand due from the making of PIP remodeling, upgrading, refurbishing or improvement.
III.
TIME
     3.01 Effective Date. The “Effective Date” of this Agreement shall be the date on which both parties have signed this Agreement.
     3.02 Closing Date. The “Closing Date” shall be the date on which payment of the purchase price is made and title to the Project is conveyed by the Seller to the Purchaser and shall be on a mutually acceptable date and time no later than ninety (90) days following the Effective Date.

     3.03 Time of the Essence. The Parties and agree and understand that time is of the essence to this Agreement and all obligations shall be satisfied within the time specified.
IV.
TITLE, SURVEY, DOCUMENTATION, CONDITION OF PROJECT, AND
FRANCHISE REQUIREMENTS
     4.01 Survey. Seller shall within ten (10) days after the Effective Date, furnish Purchaser with a copy of its existing survey certified as of the 16th day of July, 2007 (the “Survey”). Purchaser shall have the right, at its expense, to have such Survey re-certified or updated.
     4.02 Title Commitment. Purchaser shall obtain at its sole expense any title commitment, binder, insurance or other indemnity concerning the title and quality of the Real Property. On request of Purchaser, Seller shall within ten (10) days after the request, deliver to Purchaser a copy of Seller’s policy of title insurance covering the Property.
     4.03 Review of Title and Survey. Purchaser shall have a period (the “Review Period”) ending forty-five (45) days after the Effective Date of this Agreement in which to notify Seller of any objections Purchaser has to any Title and Survey matters. The Real Property is being sold “as is” with all liens, encroachments, rights, easements any other matters of record, except that Seller shall cause all liens of record to be released or terminated as of the closing date incuding, but not limited to, any lien or right existing in Nevada State Bank or James R. Peters, as Trustee of the James R. Peters Family Trust due to or as a result of a mortgage or loan dated as of January 31, 2007.
     4.04 Condition of Project. Purchaser will make its own examination of the Project, including on-site inspections and such environmental studies as Purchaser deems necessary, and will accept the Project in its present “AS IS” condition. Purchaser acknowledges that Seller has made no representations whatsoever regarding the physical condition of the Project or the financial operations of the business conducted thereon.
     4.05 Franchise Requirements. Purchaser shall take such steps as are required to secure a licensing/franchise agreement to continue the project operation as a Holiday Inn Express from the Intercontinental Hotel Group (IHG) and to release Seller from any continuing obligation to IHG as of the Closing Date. Any and all expenses incident to the acquisition and issuance of such license, including required repairs, except for the allowance in Section 2.03 (a) above, shall be that of the Purchaser, Seller agrees that it will cooperate in reasonable and prompt manner to assist Purchaser in this regard. Seller shall notify IHG of the proposed transfer of the property to Purchaser. Purchaser shall apply for a new franchise license agreement within fifteen (15) days following the effective date of this agreement.

V.
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE
     5.01 Due Diligence. During the forty-five (45) days immediately following the Effective Date (the “Review Period”) Purchaser may conduct any investigation or review of the financial condition, operation, environmental status, contract, insurance, litigation, inventory, or other matters related to the condition of the Real Property or the business and operation of the Project as it may in its sole discretion desire at its sole expense.
     5.02 Seller’s Cooperation. Seller shall cooperate with such investigation and review as set forth in Section 5.01 and shall provide Purchaser with any documents or records which exist in furtherance of such investigation and review. However, Seller shall have no obligation to create records or documents which do not otherwise exist or Seller does not otherwise maintain in its normal course of business.
     5.03 Limitation. Purchaser shall not visit the site or contact any employee of Stockman’s Casino or Holiday Inn Express, Fallon, Nevada without the express written consent of T. Wesley Elam, Mark Miller, or his designee.
     5.04 Confidentiality. Purchaser agrees to keep in strict confidence and to not disclose to any other person any information concerning the status or condition of the Real Property or concerning the business or operation of the Holiday Inn Express, Fallon, Nevada and shall return to Seller any and all documents or records provided by Seller for purposes of the due diligence review in the event that a closing does not occur. This paragraph shall specifically survive the termination of this Agreement and shall remain an obligation of the Purchase for a period of three (3) years following the termination of this Agreement.
     5.05 Termination. No later than the end of the Review Period, Purchaser may terminate this Agreement by providing written notice of termination to the Seller. In the event Purchaser provides such written notice, the Title Company shall return the Earnest Money to Purchaser within five (5) days, and thereafter all parties hereto or mentioned herein shall be released and relieved of further obligations, liabilities or claims hereunder. In the event Purchaser does not provide such timely written notice, and this agreement is terminated the Earnest Money shall be non-refundable and shall be released to the Seller by the Title Company on request of the Seller.
V-A.
CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
     5A.01 Board Approval. Seller shall have ten (10) days following execution of this Agreement to submit the Agreement to its Board of Directors for approval. In the event that the Board of Directors does not approve this Agreement, this Agreement shall terminate, the Seller shall instruct the Escrow Agent to return the Deposit moneys to the Purchaser and neither party shall have any further obligation to the other.

VI.
SELLER’S REPRESENTATIONS AND WARRANTIES
     6.01 Seller’s Representation and Warranties. Seller hereby represents and warrants as of the Effective Date and as of the Closing that:
(a) There is no action, suit, proceeding or claim affecting the Project or any portion thereof nor affecting Seller and relating to the ownership, operation, use or occupancy of the project pending or being prosecuted in any court of by or before any federal, state, county, or municipal department, commission, board, bureau, or agency or other governmental entity nor, to the knowledge of Seller, is any such action suit, proceeding or claim threatened or asserted. No proceeding is pending or presently being prosecuted for the reduction of the assessed valuation of taxes or other assessments payable in respect of any portion of the Project;
(b) Seller has not received any written notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations in respect of the Project.
(c) Seller is a Nevada corporation duly organized and validly existing under the laws of the State of Nevada and has all requisite power and authority to carry on its business as it has been operated until the Closing.
(d) Seller covenants and agrees to operate the Project in the same manner as it has been operated until Closing. From the Effective Date until Closing, Seller will maintain an inventory of linens and soft goods necessary to operate Project in its usual two and half times and customary manor.
(e) During the Term of this Agreement, Seller shall fully perform and observe all requirements of existing contracts and agreements affecting the Project
(f) Seller is not a foreign person or entity pursuant to the Foreign Investment in Real Property Tax Act, or the Tax reform act of 1984, and Purchaser is not obligated to withhold portions of the Purchase Price for the benefit of the Internal Revenue Service
VII.
PURCHASER’S REPRESENTATIONS AND WARRANTIES
     7.01 Purchaser’s Representation and Warranties. Purchaser hereby represents and warrants as of the Effective Date and as of the Closing that:
(a) Purchaser is a California corporation.
(b) Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms and conditions.

(c) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental body to which Purchaser is subject or any provision of its charter or bylaws.
(d) Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated. Purchaser hereby indemnifies and holds harmless Seller, its affiliated entities, its shareholders, officers, directors, employees and agents from any claim, demand or judgment for the payment of a broker’s fee or commission.
(e) Purchaser has sufficient funds presently available, individually and/or with committed loan funds, to fulfill the financial obligations of this Agreement and will have such funds available at the Closing.
(f) Purchaser will have conducted its own due diligence review and investigation and does not rely on any statement, record or document provided by Seller pertaining to the condition or title to the Real Property or to the business or operation of the HIE.
VIII.
REMEDIES
     8.01 Purchaser’s Remedies. In the event that Seller fails or refuses to timely comply with its obligations hereunder or is unable to do so as the result of its willful act or failure to act, Purchaser may:
(a)	Waive prior to or at the Closing, as applicable, the applicable objection or condition and proceed to close the transaction contemplated hereby in accordance with the remaining terms hereof, or

(b)	Enforce specific performance if Purchaser has waived all objections and/or defaults.
     8.02 Seller’s Remedies. If Purchaser wrongfully fails to perform Purchaser’s obligations pursuant to this Agreement, Seller may terminate this Agreement and be entitled to receive the proceeds of the Earnest Money as liquidated damages and not as penalty in full satisfaction of Seller’s claim (including attorney’s fees) against Purchaser or any other party hereunder or pursuant hereto or in connection herewith. Seller and Purchaser agree that the amount of the earnest money is a fair estimate of those damages to which the parties have agreed in a sincere effort to make the damages certain.

IX.
CLOSING
     9.01 Closing. Provided that all of the conditions of this agreement shall have been satisfied prior to or at the Closing, this transaction shall close at the offices of Stewart Title of Northern Nevada, 5355 Kietzke Lane, Suite 102, Reno, Nevada 89511or such other location as is mutually agreed upon by the parties on a date no later than ninety (90) days following the Effective Date or such earlier date as may be agreed to by Seller and Purchaser by not less than five (5) days advance notice to Seller.
     9.02 Closing Matters. At the Closing,
     9.02.1 Seller shall (at Seller’s sole cost and expense) (a) execute and deliver to Purchaser a Warranty Deed conveying to Purchaser good and indefeasible in fee simple absolute title to the Real Property, subject only to Permitted Exceptions; (b) execute and deliver to Purchaser a Bill of Sale conveying to Purchaser all of the Personal Property and incidental rights described in Article I; (c) execute and deliver to Purchaser a certificate signed by Seller that the representations and warranties contained in this Agreement are true and correct as of the Closing; (d) execute and deliver to Purchaser an assignment of the service contracts, warranties, licenses, permits and rights described in Article I; (e) deliver to Purchaser such evidence of authority to close this Agreement as Purchaser reasonably requests; (f) execute and deliver the affidavit in form and substance satisfactory to Purchaser that Seller is not a foreign person or entity subject to the Foreign Investment in Real Property Tax Act or the Tax Reform Act of 1984; (g) deliver and all other items contemplated by the terms of this Agreement.
     9.02.2 Purchaser shall deliver the following: (a) the Purchase Price in immediately available funds in accordance with Section 2.01 above; (b) such evidence of authority to close this Agreement as Seller reasonably requests; (c) a Deed of Trust securing any third party financing, and (d) such other documents as Seller reasonably requests, including evidence of authority to close this Agreement.
     9.02.3 Both Parties shall execute and deliver to each other the following: (a) a Joint Marketing Agreement in the form attached hereto as Exhibit A,
     9.03 Closing Costs. Purchaser and Seller shall equally pay any escrow fee charged by the Title Company. Seller shall pay its share of the pro-rations described below. Purchaser shall pay (i) seller shall pay all costs for the Commitment and the Owner’s Title Policy; (ii) Buyer shall pay the cost of the UCC searches; (iii) The seller shall pay the cost of the Tax Certificates; (iv) Buyer shall pay the cost of recording the Deed and Purchaser’s Deed of Trust, (v) the premium for the Mortgagee’s Policy of title insurance and (vi) its proportionate share of the pro-rations described below. Each party shall be responsible for the payment of its own attorney’s fees incurred in connection with this agreement and all other expenses which each party may incur. Additionally, any expenses, charges and fees of closing, not specifically allocated herein or incurred by a specific party, shall be borne by the parties in accordance with the general custom where the land is located, or, if no such custom exists, shall be borne equally between the parties.

     9.03.1 Pro-rations. Pro-rations shall be made as follows:
(a) Real and personal property ad valorem taxes shall be prorated as of the Closing, based upon actual days involved. Seller shall be responsible for all ad valorem taxes for any period prior to the closing. Purchaser shall receive credit on the amount of the cash payments to be made by purchaser pursuant hereto for the pro-rated amount thereof chargeable to Seller. In connection with the pro-ration of both real and personal property ad valorem taxes, if actual tax figures for the year of closing are not available at the closing, an estimated, tentative pro-ration of taxes shall be made using tax figures for the preceding year; however, when actual taxes for the year of closing are available, a corrected pro-ration shall be made. If such taxes for the year of Closing increase over those for the preceding year, Seller shall pay to Purchaser a pro rata portion of such increase, computed to the closing, and conversely, if such taxes for the year of closing decrease from those of the preceding year, Purchaser shall pay to Seller a pro rata portion of such decrease, computed to the closing, any such payment to be made within ten (10) days after notification by either party that such adjustment is necessary. Seller shall, on or before the Closing, furnish to purchaser and the Title Company all information necessary to compute the pro-rations provided for in this Section. Seller shall pay all special taxes or assessments to the date of Closing.
(b) Seller shall be entitled to all room rentals for rooms rented for periods commencing prior to 6:00 a.m. on the date of the Closing. Seller shall be responsible for paying all employees up to and including the date of closing, including any accrued vacation pay.
(c) Final meter readings on all utilities charged to the project shall be made as of the day preceding the closing. Seller shall arrange for and pay for final billings on utilities down to the day preceding closing; and Purchaser shall be responsible for utilities used on or after the date of closing.
(d) Purchaser shall be responsible for the payments of all operating expenses of the project attributable to periods commencing on or after Closing, and Seller shall be responsible for the payment of all operation expenses of the Project incurred for all prior periods, including, but not limited to HIE fees and royalties, Hotel/Motel taxes, wages, vacation pay, severance pay, fringe benefits and payroll taxes. An adjustment will be agreed upon and made at Closing for pre-paid expenses.
(e) To the extent possible, the amount of any adjustment described in this section shall be estimated and paid at the closing, based upon the best information available to Purchaser and Seller at the time, and shall be adjusted as soon thereafter as may be determined with reasonable certainty.

X.
MISCELLANEOUS
     10.01 Gaming Limitation. Purchaser agrees that it will not conduct nor permit the conduct of gaming on its premises. This obligation is continuing and this paragraph shall survive the termination of this Agreement and shall not merge into the Deed or otherwise be limited or terminated at Closing.
     10.02 Escrow Instructions. In the event either party hereto becomes entitled to the Earnest money as liquidated damages, or upon termination of this agreement in accordance with its terms, Purchaser and Seller covenant and agree to deliver a letter of instruction to the title Company directing the disbursement of the Earnest Money to the Party entitled thereto. In the event either party hereto fails or refuses to sign or deliver such an instruction letter when the other party is entitled to a disbursement of the earnest Money, than the party so failing or refusing to sign or deliver such letter shall pay, upon the final order of a court with appropriate jurisdiction stating that such other party is entitled to a disbursement of the Earnest Money, all reasonable attorney’s fees and court cost incurred by the party so entitled to the Earnest Money in connection with it’s recovery thereof.
     10.03 Integration: Modification. This agreement constitutes the entire and final expression of the agreement of the parties hereto and supersedes all previous agreements and understanding of the parties, either oral or written. There are no other agreements, oral or written, between parties regarding the Project, and this agreement can only be amended by written agreement signed by the parties hereto and by reference made a part hereof.
     10.04 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective heirs, personal representative, successors and assigns.
     10.05 Notice. Any notice, communication, request, demand, reply or advice (severally and collectively referred to as “Notice”) in this agreement required or permitted to be given, made or accepted must be in writing. Notice may, unless otherwise provided herein, be given or served (a) by depositing the same in the United States Mail, postage paid, registered or certified, and addressed to the party to be notified, with return receipt requested, (b) by delivering the same to such party, or an agent of such party, or (c) when appropriate, by telegram or wire addressed to the party to be notified. Notice deposited in the mail in the manner herein above described shall be effective from and after the expiration of three (3) days after such deposit. Notice given in any other manner shall be effective only if and when received by the party to be notified. For the purpose of notice, the addresses of the parties shall, until changed as provide below, be as follows:
Seller:
Stockman’s Casino
c/o Full House Resorts, Inc.
4670 So. Fort Apache Road, Suite 190
Las Vegas, Nevada 89147

Purchaser:
Dhillon Hospitality Management Inc.
3309 Vancouver Drive,
Modesto, California 95355
Broker:
Alan D. Brock
Alan Brock & Associates, Inc.
1452 Hughes Road, Suite 200
Grapevine, Texas 76051
     The parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address with in the United States of America, by written notice to the other party.
     10.06. Brokerage Commissions. Upon the closing of this agreement and the payment of the purchase price, Seller shall pay to Alan Brock and Associates, Inc. a commission of three percent (3%) of the purchase price less the allowance for Property Improvement Plan payments not to exceed $250,000 in consideration of the broker’s services rendered in connection with this transaction. Alan Brock and Associates, Inc. represent the Seller only in this transaction. Purchaser hereby acknowledges that Broker has advised Purchaser by this writing to obtain a policy of Title Insurance and/or have title examined by a qualified attorney. Purchaser represents and warrants that it has dealt with no other real estate broker and has incurred no obligation to pay a commission to any other person or entity in connection with the transaction contemplated hereby.
     10.07. Damage to Project. Should the Project be damaged by fire or other casualty prior to the Closing so the same cannot be fully restored within one (1) month thereafter, then purchaser shall have the option within fifteen (15) days of being notified of such casualty to terminate this Agreement, in which event neither party shall be liable to the other and the Earnest Money shall be returned to the Purchaser. If Purchaser fails to exercise such option, or if the damage is such that the project can be fully restored within one (1) month, the purchase and sale shall be consummated.
     10.08. Time. Time is of the essence in all things pertaining to the performance of this Agreement.
     10.09. Obligations. To the extent necessary to carry out the terms and provisions hereof, the terms, conditions, warranties, representations, obligations and rights set forth herein shall not deemed terminated at the time of the Closing, nor shall they merge into the various documents executed and delivered at the time of the Closing.
     10.10. Applicable Law; Venue. The laws of the State of Nevada shall govern the construction, enforcement, interpretation and validity of this Agreement. The obligations of the parties are performable and venue for any legal action arising out of this Agreement shall lie in Churchill County, Nevada.

     10.11. Headings; Construction. The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matter to be construed in interpreting this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. The words “herein”, “hereof”, “hereunder” and other similar compounds of the work “here” when used in this Agreement shall refer to the entire Agreement and not any particular provision or section. If the last day of any time period stated herein shall fall on a Saturday, Sunday, legal or banking holiday, then the duration of such time period shall be extended so that it shall land on the next succeeding day which is not a Saturday, Sunday, legal or banking holiday.
     10.12. Invalid Provisions. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.
     10.13. Counterpart Execution. This Agreement may be executed in several counterparts, including facsimile copies, each of which shall be fully executed as an original and all of which together shall constitute one and the same instrument.
     10.14. Further Acts. In addition to the acts recited in this Agreement to be performed by Seller and Purchaser, Seller and Purchaser agree to perform or cause to be performed at the Closing or after the Closing any and all such further acts as may be reasonable necessary to consummate the transactions contemplated hereby.
     10.15. Tax Deferred Exchanges. Purchaser’s and Seller’s interest in this Agreement may be assigned to a Qualified Intermediary as provided in IRC Regulation 1.1031 in order to facilitate a tax deferred exchange. All costs and expenses incurred by reason of any such exchange shall be borne by the exercising party.
     10.16. Effective Date. The effective date (“Effective Date”) of this Agreement shall be the date this Agreement is executed by both Seller and Purchaser.
     10.17. Confidentiality. Purchaser hereby agrees that the terms of this Agreement will not be disclosed or discussed with any third parties, including but not limited to,employees working at the hotel.
     10.18. Expenses. Except as specifically set forth in this Agreement, each party shall bear its own expenses in the performance of this Agreement and Closing.
     IN WITNESS WHEREOF, this agreement has been duly executed in multiple counterparts (each of which is to be deemed an original for all purposes) by the parties thereto on the respective dates appearing opposite each party’s signature.

SELLER:
By:	/s/ Mark J. Miller
	Name:	Mark J. Miller
	Title:	CFO

Date: 10/1/07

PURCHASER:
By:	/s/ Rupinder Dhillon
	Name:	Rupinder Dhillon
	Title:	President

Date: 9/28/07
ESCROW INSTRUCTIONS
1.	Title Company acknowledges receipt of the deposit of $75,000 in escrow to be held without interest.

2.	The Deposit is to be returned to Purchaser only in the event the written notice provided by Section 5.05 is received and verified by Seller.

3.	Otherwise the Deposit shall be released to Seller upon its written request.

4.	All other funds received into escrow are to be distributed in accordance with Closing Instructions to be provided.
Margie Roma FBO Stewart Title, acknowledged receipt of this Agreement of Sale and Purchase and agrees to be bound by the terms of this Agreement this 2nd day of October, 2007,

STEWART TITLE COMPANY
By:	/s/ Margie Roma
	Name:	Margie Roma
	Title:	Sr. Escrow Officer

Exhibit A
Joint Marketing Agreement

Joint Marketing Agreement
     THIS AGREEMENT (The “Agreement”) is made as of the Effective Date as defined herein by and between Stockman’s Casino, a Nevada corporation (“Stockman’s”) and Dhillon Hospitality Management Inc. of 3309 Vancouver Drive, Modesto, California 95355, or its assigns (“Dhillon”). In consideration of the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
1.	In conjunction with the execution of this Agreement, Stockman’s has sold to Dhillon and Dhillon has purchased from Stockman’s the Holiday Inn Express (“HIE”) located in Fallon, Nevada.

2.	The Parties hereto understand and agree that it is in their mutual best interest to jointly market and advertise their respective businesses and operations.

3.	Provided there is no objection from IHG, Dhillon hereby agrees to place in the appropriate location in the hotel the following which shall be prepared at Stockman’s expense:
A.	In room directory having Stockman’s menus and casino info

B.	Tent cards in rooms with games and restaurant info

C.	Casino and restaurant posters in elevators.
4.	Dhillon hereby agrees to provide a discount of 10%-25% depending on the season and allow:
A.	Distribution of promotional and discount coupons at check in

B.	Soft season room rate promo’s mailed to Stockman’s data base

C.	Stockman’s to use the first floor meeting room when not otherwise in use or occupied at no cost, except a $20 per day cleaning fee.

D.	Stockman’s its most preferred or “favored customer” discount to Stockman’s for Stockman’s use of any hotel amenity, including pool and patio for parties, guest room rental and meeting room rental.
5.	Stockman’s agrees to allow Dhillon use of the HIE sign as currently mounted on the large reader board sign on W. Williams Avenue and the small sign on the corner of the property. The parties agree to share in the cost of maintenance of the signs in proportion to the square footage of usage of the sign. Dhillon shall assume the cost for any changes to the physical HIE sign made by Dhillon or made or required by IHG or any Holiday Inn company. In the event that IHG or any Holiday Inn company shall require Dhillon to place a sign at a location other than the large reader board sign on W. Williams Avenue, Stockman’s shall provide Dhillon with a mutually agreeable location on the property of Stockman’s for the placement of the sign, which Dhillon shall bear the sole and exclusive obligation and expense to acquire, install, maintain and provide utility service.

6.	The parties agree to allow food and beverage service from Stockman’s Casino to be charged to registered hotel guest accounts and that such charges will be settled and paid by Dhillon to Stockman’s weekly after the close of the guest account.

7.	The parties agree to meet and negotiate in good faith any other joint marketing or advertising effort, for example roadside billboards and including the agreed upon sharing of the expense therefore.

8.	Nothing in this agreement or otherwise shall limit or restrict each party from marketing or advertising their individual business or operation provided that neither party shall disparage or call into disrepute the business of the other party.

9.	In consideration of the promises and obligations of Stockman’s, Dhillon agrees that he will not conduct and will not permit the conduct of gaming on the premises during the Term of this Agreement. This provision shall survive the termination of this Agreement and be in effect for a total of 25 years.

10.	The Effective Date of this Agreement shall be the Date of Closing of the Purchase and Sale Agreement related to the HIE of the parties.

11.	This Agreement shall terminate on the earlier of:
A.	The date which is Five (5) years following the Effective Date;

B.	The date of any transfer of the entire ownership of either Stockman’s or the HIE.
If this Agreement is terminated after 5 years, both parties agree to negotiate in good faith a new mutually acceptable Joint Marketing Agreement.
12.	This Agreement is not assignable or transferable but shall inure to the benefit of and be binding on the person or entity who is Grantee on the Deed of land conveyance on the Date of Closing (as that term is used in the Purchase and Sale Agreement).

13.	This agreement constitutes the entire and final expression of the agreement of the parties hereto and supersedes all previous agreements and understanding of the parties, either oral or written. There are no other agreements, oral or written, between parties regarding the Project, and this agreement can only be amended by written agreement signed by the parties hereto and by reference made a part hereof.

14.	The laws of the State of Nevada shall govern the construction, enforcement, interpretation and validity of this Agreement. The obligations of the parties are performable and venue for any legal action arising out of this Agreement shall lie in Churchill County, Nevada.

15.	Words of any gender used in this Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise. The words “herein”, “hereof”, “hereunder” and other similar compounds of the work “here” when used in this

Agreement shall refer to the entire Agreement and not any particular provision or section. If the last day of any time period stated herein shall fall on a Saturday, Sunday, legal or banking holiday, then the duration of such time period shall be extended so that it shall land on the next succeeding day which is not a Saturday, Sunday, legal or banking holiday.

16.	If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

17.	This Agreement may be executed in several counterparts, including facsimile copies, each of which shall be fully executed as an original and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the Parties hereto execute this Agreement as their authorized act on the date first set forth above.

STOCKMAN’S CASINO			DHILLON HOSPITALITY MANAGEMENT INC.

By	/s/ Mark J. Miller		By	/s/ Rupinder Dhillon

	Name:	Mark J. Miller		Name:	Rupinder Dhillon
	Title:	CFO		Title:	President